Exhibit 99.1

LEW COLEMAN TO JOIN DREAMWORKS ANIMATION AS PRESIDENT

Glendale, California – December 5, 2005 – DreamWorks Animation SKG (NYSE: DWA) today announced that Lewis Coleman, a DreamWorks Animation Board member and former vice chairman and chief financial officer of Bank of America, has been named president of the company.

Mr. Coleman will report to DreamWorks Animation CEO, Jeffrey Katzenberg, and they, together with COO, Ann Daly, will lead the company’s efforts as it continues to produce two computer generated animated movies per year and expands its business activities behind direct-to-video movies, a growing licensing business, Broadway musicals and live entertainment. All executives who previously reported to the CEO will now report to Mr. Coleman.

In light of the company’s policy of maintaining an independent majority on its board, Mr. Coleman has stepped down as a director, as well as from his post as chairman of its Audit Committee. Karl von der Heyden, former vice chairman and CFO of PepsiCo and a recently elected DreamWorks Animation board member, has become Audit Committee chair. It is the intent of the DreamWorks Animation board for Mr. Coleman to stand for re-election as a director when there are a sufficient number of independent directors on the board to assure continuation of an independent majority.

“For the past 18 months, since before our company went public, Lew has been a close and invaluable advisor to Jeffrey, Ann and me,” said Roger Enrico, the company’s chairman. “As we now enter our second year as a public company and embark on new and exciting plans for growth, the addition of Lew’s extensive business leadership experience offers a major enhancement to what I believe is already an excellent senior executive team which includes CFO Kris Leslie and General Counsel Kathy Kendrick, in addition to Jeffrey, Ann and now Lew.”

Mr. Katzenberg added: “Lew’s many years of experience in a public company context and his intimate familiarity with DreamWorks Animation make him the ideal person to help take us forward. I look forward to working with him as we build and deliver value for our shareholders.”

Said Mr. Coleman, “DreamWorks Animation is a great company and a world class organization with an unparalleled work product. The best is yet to come from the company and I’m pleased to be able to contribute in my new role with Jeffrey, Ann and the entire senior management team.”

Mr. Coleman served as Chairman of Banc of America Securities L.L.C., a subsidiary of Bank of America Corporation in San Francisco, from 1995 to 2000. He previously served as Vice Chairman of the Board of Directors and Chief Financial Officer for Bank of America. Before that, he was head of the World Banking Group, assuming that position after he earlier directed its capital markets where he was responsible for all trading activity. He joined the bank in 1986 as Chief Credit Officer for the group.

Before joining Bank of America, he spent 13 years with Wells Fargo and Company in a variety of wholesale and retail positions, completing his career there as chairman of the credit policy committee. Mr. Coleman earned a B.A. in economics from Stanford University.

DreamWorks Animation’s Board of Directors includes: Roger Enrico, Chairman of DreamWorks Animation SKG, Inc.; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation SKG, Inc.; Paul Allen, Chairman of Vulcan, Inc.; David Geffen, Co-Founder of DreamWorks; Mellody Hobson, President of Ariel Capital Management; Nathan Myhvrold, Chief Executive Officer of Intellectual Ventures; Howard Schultz, Chairman and Chief Global Strategist of Starbucks Corporation; Meg Whitman, President and CEO of eBay; and Karl von der Heyden, retired Vice Chairman and CFO of PepsiCo, Inc.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of nine animated feature films, including Antz, Shrek, Shrek 2, Shark Tale and Madagascar. DreamWorks Animation’s newest release, Wallace & Gromit: Curse of the Were-Rabbit, opened in theaters October 7, 2005.

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor

Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Corporate

Communications

(818) 695-6677

bfeldman@dreamworksanimation.com